EXCLUSIVE TECHNOLOGY LICENSING AND DISTRIBUITON AGREEMENT

FOR THE PROVINCE OF ALBERTA, CANADA

(The "Agreement")

EFFECTIVE DATED: March 1st, 2021

BETWEEN THE PARTIES:

Regreen Technologies, Inc.
A California Corporation
18291 Enterprise Lane
Huntington Beach, CA 92648
("Regreen")

AND

Astra Energy Inc.
9565 Waples Street
San Diego CA, 92121 USA
Suite 200
A Nevada Corporation
("Licensee")

WHEREAS, The Licensee wishes to solicit, market, advertise, and utilize Regreen Systems that uses Regreen multi patented and disruptive technology and processes ("ADDENDUM A"), owned and developed by Regreen, in connection with waste to fluff/pellets/briquettes and additional renewable energy systems and products. Regreen System has a process that presents zero traditional carbon footprint, almost eliminates landfills, and kills bacteria: thus achieving many benefits. Therefore, using the above, one can process mixed solid waste, food/green waste, farm products, manure, Hemp, cannabis, and many other inputs.

Regreen Systems will connect with Regreen compatible modules to take the fluff and/or pellets and/or briquettes to convert into energy including electricity, syn gas, liquid fuel (e.g. diesel, jet, and other fuels), carbon black, fertilizers, and other valuable commodities (Regreen System and Regreen compatible modules collectively called "Regreen Provided Systems")

WHEREAS, Regreen agrees to provide such Regreen Provided Systems to the Licensee on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Licensee and Regreen (each individually a "Party" and collectively the "Parties" to this Agreement) agree as follows:

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1 DEFINITIONS

"Affiliate" means any individual, corporation, partnership, joint venture, limited liability company, proprietorship or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Party. For purposes of this definition, the word "control" means the power and the right, directly or indirectly, to cause the direction, decisions, or management of such entity, whether by contract, stock ownership or otherwise. If a corporation, the control of the majority of the shares that enables to final decisions, including mergers and acquisitions, asset sales, joint venturing, etc.

"Confidential Information and Non-Disclosure Agreement are defined in the attached Addendum B to this Agreement. This Non-Disclosure Agreement ("NDA") entered by all Parties on July 17, 2020.

"Geographic Area" means the **Province of Alberta,** Canada.

"Intellectual Property" means all past, present, and future rights of the following type, which may exist or be created under the laws of any jurisdiction in the world; (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (ii) trademarks, services marks, trade dress, logos, trade names, domain names, URL and corporate names, together with all transactions, adaptations, derivatives, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) trade secrets rights; (iv) patent and industrial property rights, including patents; (v) other proprietary rights in intellectual property of every kind and reissuance of, and applications for, any of the rights referred to in (i) through (v) of this definition.

"Patents" means all patents, patent applications, provisional applications, continuations, continuations-in-part, divisional, reissues, renewals, reexamination certificates, utility models, or invention registrations in any country, whether now existing or for which application is made during the term of this Agreement.

"Purchase and Sale Agreement" the sale and distribution agreement to be negotiated between Parties,

"Repair, Maintenance and Service" this repair, maintenance, and Service Agreement to be negotiated between the Parties.

"Regreen-derived Products" means any product made, or process created, utilizing Regreen Provided Systems using Regreen advance and disruptive Technology and processes, including, but not limited to energy, waste to energy, sterilization, sanitation, sugarcane, hemp or cannabis oils, salves, balms, edibles, and any derivatives thereof.

"Regreen Technology and Process" mean the multi-patented Technology and processes that are used by Regreen Systems.

The "Trademark" means Regreen trademark(s).

The "Trademark Portfolio" means all patents and trademarks owned by Regreen, including but not limited to:

Regreen Technologies, Inc. and Albert Mardikian Patents and Trademarks that are related to Regreen Systems, technologies, and processes. Albert Mardikian has already assigned to Regreen the

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ownership of all past, current, and future patents, trademarks and copyrights that are related to Regreen. When new patents are created by Albert or Regreen, the patents are to be filed with Regreen being the exclusive owner.

2 SERVICES PROVIDED

Regreen agrees to provide the Licensee with Regreen Provided Systems for use by the Licensee subject to this Agreement.

Regreen agrees, during the Term, to use commercially reasonable efforts to repair or replace directly or through a licensed contractor approved by Licensee any Regreen Provided Systems that malfunction. Regreen provides its Standard Regreen Warranty Policy that will be complemented by a new repair, maintenance, and service agreement to be executed between the Parties ("Repair, Maintenance and Service Agreement").

Regreen agrees to assist the Licensee with use of Regreen Provided Systems during the term of this Agreement, including providing directly or indirectly through a licensed contractor to the Licensee consulting services, including product development and scientific consulting services, related to use of Regreen Provided Services, which consulting services shall not exceed a commercially reasonable amount.

3 MARKING OF REGREEN PRODUCTS

The Licensee agrees that all Regreen Provided Systems sold or otherwise distributed by the Licensee under purchase and sale agreement ("Purchase and Sale Agreement"), to be negotiated between the Parties, must bear the Regreen Trademark and Name. The stylization, placement and size of the Trademark and Name and any markings must be approved by Regreen in advance. The Licensee will not make any changes to such stylization, placement, and size on the Regreen Provided Systems without obtaining Regreen's advance approval to such changes in writing.

Licensee agrees that all Regreen-derived Products sold or otherwise distributed by the Licensee must bear the Trademark on the packaging for the Product (the "Packaging"). Regreen-derived Products may additionally bear one or more other trademarks within the Trademark Portfolio. The stylization, placement and size of the Trademark and any other trademark within the Trademark Portfolio on the packaging must be approved by Regreen in advance. The Licensee will not make any changes to such stylization, placement, and size on the Packaging without obtaining Regreen's advanced approval to such changes in writing.

The Licensee agrees that any use of any trademark during the term of this Agreement, within the Trademark Portfolio by the Licensee shall be only in the manner approved by Regreen. The Licensee agrees to furnish to Regreen pre-production samples, production samples, and revised production samples (if any) of the Regreen-derived Products and all Packaging, advertising, and promotional material bearing any trademark within the Trademark Portfolio for Regreen's advance written approval, which approval shall not be unreasonably withheld. Thereafter, if the Licensee intends to substantially change the manner and form of its use of any trademark within the Trademark Portfolio on the Regreen-derived Products or Packaging, advertising, or promotional materials which bear such trademark, or the

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manner or form of its use of such trademark in connection therewith, it will first submit to Regreen an example of such proposed change for Regreen's advance written approval, which approval shall not be unreasonably withheld. Regreen will promptly review any material submitted for approval. Any disapproval by Regreen will be in writing and will specify the basis of the rejection. The Licensee shall not distribute any Product or use any Packaging, promotional material, or advertisement displaying any other trademark within the Trademark Portfolio unless and until approved by Regreen.

The Parties acknowledge and agree that great value is placed on the Trademark Portfolio and the goodwill associated with the Trademark Portfolio, and that the terms and conditions of this Agreement are necessary and reasonable to assure the consuming public and the industry that all Regreen Provided Systems and Regreen-derived Products sold bearing any trademark within the Trademark Portfolio are of the same consistently high quality as required by Regreen. All the Regreen-derived Products must be manufactured, sold, distributed, advertised, and promoted in accordance with all applicable country, state, and local laws.

4 REGREEN LIMITED EXCLUSIVE LICENSE GRANT

Subject to the terms of this Agreement, Regreen grants to the Licensee an exclusive, limited, non-transferable license to utilize and operate Regreen Systems and available Regreen Provided Systems, and any substance produced therefrom, including, but not limited to energy, waste to energy, sterilization, sanitation, sugarcane, hemp or cannabis oils, salves, balms, edibles, infusions, tinctures, and any derivatives thereof in the **Province of Alberta, Canada.**

Subject to the terms of this Agreement, Regreen grants to the Licensee an exclusive, limited, non-transferable license to advertise, market and sell Regreen Systems and available Regreen Provided Systems, and any substance produced therefrom including, but not limited to energy, waste to energy, sterilization, sanitation, sugarcane, hemp or cannabis oils, salves, balms, edibles, infusions, tinctures, and any derivatives thereof in the **Province of Alberta, Canada**.

Subject to the terms of this Agreement, Regreen grants to the Licensee an exclusive, non-transferable, right and license to the use of all trademarks in the Trademark Portfolio under Section 3.1 of this Agreement in connection with sales or marketing of the Regreen-derived Products within the Province of Alberta, Canada. Any use of such trademark is subject to the following:

4.1 The presentation of such trademark must be in a manner expressly approved by Regreen and in accordance with Regreen style guide in terms of size and color.

4.2 Such trademark cannot be combined with any other trademark, including any display of such trademark superimposed over, placed under, or otherwise touching another trademark without the written consent of the Regreen.

4.3 Nothing in this Agreement grants or should be deemed to grant to the Licensee any right, title, or interest in or to the Regreen's Intellectual Property. The Licensee's use of any trademark within the Trademark Portfolio will inure solely to the benefit of Regreen. The Licensee agrees not to challenge or assist others to challenge Regreen's Intellectual Property. Licensee additionally agrees not to register or attempt to register any domain name, trademark, trade name or other distinctive brand features that are confusingly like those of Regreen without the written consent of Regreen.

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The licenses in this Section will terminate at expiration of Term or termination of this Agreement, whichever is earlier. This Agreement will not include any licenses or obligation to license beyond the scope of the Term unless specifically agreed to by the Parties in writing.

5 OBLIGATIONS OF THE LICENSEE WITH RESPECT TO REGREEN-DERIVED PRODUCTS

The Licensee agrees that all Regreen-derived Products marketed, sold, or otherwise distributed by the Licensee will:

5.1 be derived from Regreen Provided Systems ("Source Material").

5.2 not be labeled or advertised so as to indicate derivation from any product other than the Source Material; and

5.3 be labeled to accurately indicate proper identification of the Source Material.

6 OWNERSHIP; RETURN OF PROPERTY

The Licensee agrees and acknowledges that under the terms of this Agreement the Regreen Technology, Patents, and Regreen Intellectual Property are and remain the property of Regreen.

7 FEES AND PAYMENT

7.1 The Parties acknowledge and understand that the Licensee, through its affiliates, are seeking a Bond in an amount up to 500 Million ($500,000,000.00) Dollars US 00/100 **or** the purchase of one/multiple up to 52 TPH Regreen Machines within six (6) months.

In the event the Licensee is unable to obtain the Bond within three hundred sixty-five (365) days of the execution of this agreement **or** the purchase of one/multiple Regreen machines up to 52TPH within six (6) months, this Exclusive Licensing Agreement shall terminate immediately and be deemed null and void.

7.2 Additionally, the Licensee agrees to enter into and execute Purchase and Sale Agreement and Repair, Maintenance and Service Agreements and pay Regreen a royalty equal to 3% of the dollar amount of net sales derived from Regreen-Derived Products as a result of purchase and the use of all Regreen Provided Systems. The royalty under this subsection shall be paid to Regreen not more than thirty days after each quarter to coincide with the audit requirements of Astra Energy Inc. by the Securities and Exchange Commission. This royalty amount shall continue in force throughout the life that the machine is in operation, even after the termination.

7.3 Additionally, the Licensees agree to pay Regreen a service maintenance and repair fee equal to 2.5% of the dollar amount of net sales derived from Regreen-Derived Products as a result of purchase and the use of all Regreen Provided Systems. The royalty under this subsection shall be paid to Regreen not more than thirty days after each quarter to coincide with the audit requirements of Astra Energy Inc. by the Securities and Exchange Commission.

The Licensee agree to pay Regreen the royalty under this subsection and any mutually negotiated licensing related to this Agreement.

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7.4 During the Term of this Agreement, the Licensee agrees to keep complete and accurate books and records relating to this Agreement and sales or distribution of any Regreen-derived Products. Regreen may, upon reasonable prior notice, inspect such books and records and make copies thereof.

7.5 The Licensee agrees to reasonably cooperate in all respects with any Regreen or regulatory requests to audit, inspect and review information and records in connection with this payment of royalties under this subsection.

8 RESTRICTIONS TO THE LICENSEE

Except as expressly provided herein and for purposes of this Exclusive Licensing Agreement only, the Licensee shall not directly or indirectly, individually or via third parties:

8.1 sell or advertise Regreen-derived Products outside of the Province of Alberta, Canada, except where permitted by Regreen in writing.

8.2 permit an unauthorized third party to operate under this Agreement.

8.3 reverse engineer or access Regreen products or technology, in order to (i) build a competitive product or process, (ii) build a product using similar ideas, features, or functions of the Regreen product or process or (iii) copy any ideas, features, or functions of the Regreen product, process or technology.

8.4 attempt to sell, lease, rent, redistribute, or sublicense the Regreen product, process or technology or otherwise attempt to transfer any rights to the Regreen product, process, or technology to any third party; or

8.5 use the Regreen product, process, or technology in any manner or for any purpose other than set forth in this Agreement.

9 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

Attached to this Agreement as Addendum B, the Non-Disclosure Agreement that the Parties have entered into on February 18, 2021.

As provided by federal law (18 U.S.C. §1833), neither party shall be held criminally or civilly liable under any Federal or State trade secret law for his/her disclosure of a trade secret that is made by him/her: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by him/her in a lawsuit or other proceeding, on the condition that such filing is made under seal. These will apply to only the specific applicable terms, sections or documents related to such obligations.

This Section shall survive termination of this Agreement.

10 LIMITATION OF LIABILITY

TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL THE LIABILITY OF ANY PARTY UNDER THIS AGREEMENT, ON ALL CLAIMS OF ANY KIND, WHETHER IN CONTRACT, WARRANTY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF THE PERFORMANCE, NON- PERFORMANCE OR BREACH OF THIS AGREEMENT, EXCEED THE TOTAL COMPENSATION ACTUALLY PAID BY THE LICENSEE TO REGREEN UNDER THIS AGREEMENT. THIS DOES

NOT APPLY IN THE FOLLOWING CASES: (i)-NON-PAYMENT OF AMOUNTS OWED AND DUE TO REGREEN AND (ii)-DIRECTLY OR INDIRECTLY INVOLVED IN REVERSE ENGINEERING OF REGREEN PROVIDED SYSTEMS. FURTHERMORE, TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL REGREEN BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES.

11 TERM AND TERMINATION

11.1 The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Section, shall continue for an initial term of five (5) years (the "Initial Term") with a five (5) year renewal upon mutual written agreement.

11.2 This Agreement may be renewed for additional terms of a five (5) year duration from the date of the expiration of the previously existing Term if agreed to by both parties in writing (each additional term a "Renewal Term," and together with the Initial Term, the "Term"). The royalty percentage specified in Sections 7.2 and 7.3 of this agreement shall remain 3%; along with a service and maintenance repair fee in the amount of 2.5% for each renewal term.

11.3 If Any party shall, at any time during the Term of this Agreement, breach any material obligation under this Agreement, and, if such breach is capable of cure, and such breach is not cured within thirty (30) days after written notice from the non-defaulting party specifying the nature of the breach, the non-defaulting party may terminate this Agreement in its entirety upon written notice of such termination. Non-payment of amounts legitimately owed and due, including any fees and commissions under this Agreement on timely fashion will constitute a material breach. All such due payments shall be prior to the effective date of termination and acceptance of such payments do not result in any waiver by Regreen of outstanding fee.

11.3 Notwithstanding the foregoing, any Party may terminate this Agreement at any time with cause upon written notice to the other Parties. The Licensee agree to pay Regreen all amounts legitimately owed and due including any fees and commissions due to Regreen under this Agreement prior to the effective date of termination and acceptance of such payment does not result in any waiver by Regreen of outstanding fees.

11.4 The following sections shall survive any termination, including, termination as a result of material breach or termination with cause: Sections 4.3, 6, 8, 9, 10, 11.4, 13. Commission of 3% shall continue to be paid to Regreen if Regreen Provided Systems continue to be operational.

12 INSURANCE

Subject to insurance requirements and availability in Canada, the Licensee, at their sole cost and expense, shall procure from and maintain with such insurers and amounts satisfactory to Regreen, adequate liability insurance coverage for its operations and use of the Regreen products, processes, and technologies, including, without limitation, the following coverages: (a) statutory workers' compensation insurance; (b) employer's liability insurance with limits of not less than $5,000,000.

(c) product liability insurance with limits of not less than $5,000,000; (c) general liability insurance including completed operations, contractual liability, environmental liability and personal injury with limits not less than $5,000,000 subject to review and mutual agreement.

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13 MISCELLANEOUS.

13.1 The Parties will not issue any publicity materials, press releases, or make any other disclosures regarding this Agreement or its terms or the nature or existence of any relationship between the Parties, or use any trade name, trademark, service mark or logo of the other Party in any advertising, promotions or otherwise, except as set forth in this Agreement.

13.2 The Processor Licensee may not assign this Agreement, in whole or in part, without Regreen's prior written consent. Parties agree that Licensee and Regreen may assign its rights and obligations hereunder to: (a) any corporation resulting from any joint venture, merger, consolidation or other reorganization involving the Licensee; (b) any individual or entity to which the Licensee may transfer substantially all of the assets and business of the Licensee; or (c) any Affiliate of the Licensee. All the terms and conditions of this Agreement will be binding upon, will inure to the benefit of, and will be enforceable by, each of the Parties and their respective successors and permitted assigns.

13.3 The failure of either Party to enforce any provision of this Agreement will not constitute a waiver of such Party's rights to subsequently enforce the provision. The remedies specified in this Agreement are in addition to any other remedies that may be available at law or in equity.

13.4 The Licensee may not delay or withhold payment of any sums due and payable to Regreen, in whole or in part, on account of any failure of Regreen to perform in accordance with this Agreement or for other reasonable cause (e.g., to offset any damages, costs or expenses incurred by the Licensee on account of any default by Regreen with respect to any representations, warranties or obligations set forth in this Agreement).

13.5 The Licensee shall: (a) assume the risk of and take all reasonable precautions to protect the Regreen products against, loss, damage (other than normal wear and tear), theft or disappearance; (b) take no actions that affect Regreen's title or interest in Regreen's products, processes, or technology and (c) abide by specifications and use instructions of Regreen.

13.6 Whenever the singular form is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Each Party signing this Agreement acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafter. Unless as otherwise specifically agreed to in a writing signed by each of the Parties, in the event of any conflict of inconsistency among the provisions of this Agreement, any other Attachment, and/or exhibit or annex hereto, such conflict or inconsistency shall be resolved by giving precedence: (a) first, to this Agreement; and (b) second, any other exhibits, attachments, statements of work or annexes made a part hereof. If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

13.7 This Agreement may be modified or amended only by a writing signed by duly authorized representatives of both Parties.

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13.8 This Agreement shall be governed and construed in accordance with the laws of the State of California, U.S.A., without regard to conflicts of law provisions.

Any dispute or claim arising out of or relating to this Agreement, or its breach, shall be resolved by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in the State of California.

13.9 Except as otherwise provided in this Agreement, any dispute which the Parties are unable to resolve within thirty (30) days following written notice of the existence of the dispute and requesting application of the dispute resolution provision, may be submitted by either Party to arbitration before a single arbitrator, with proceedings to be conducted in Orange County or Los Angeles County, California.

13.10 Any court proceedings for preliminary relief, or relief in aid of arbitration, shall be brought in state or federal court in Orange County or Los Angeles County, California, USA, and the parties hereby submit to the jurisdiction of the courts.

13.11 Any award, order, or judgment pursuant to arbitration under this provision will be deemed final and binding and may be enforced in any court of competent jurisdiction. The Parties agree that the arbitrator will have no power or authority to make awards or issue orders of any kind that are prohibited by this Agreement.

13.12 All arbitration proceedings will be conducted on a confidential basis and are subject to confidentiality provisions herein.

13.13 Each Party shall pay its own arbitration related expenses and its own attorney fees.

13.14 The division of this Agreement into sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.15 This Agreement along with the Addendums is the complete agreement between the Parties concerning the subject matter of this Agreement and replaces any prior oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties (express or implied) which are not specified herein. This Agreement may be signed in one or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute only one instrument. Signed facsimile and electronic copies of this Agreement shall legally bind the Parties to the same extent as original documents.

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AGREED AND ACCEPTED BY:

Regreen Technologies, Inc.

By: /s/ Albert Mardikian
Name of authorized person: Albert Mardikian
Title: CEO

Astra Energy Inc.

By: /s/ Kermit Harris
Name of authorized person: Kermit Harris
Title: Director/President

ADDENDUM A

REGREEN PROVIDED SYSTEMS AND PATENT DESCRIPTION

A- Regreen Provided Systems

B- Regreen Technologies, Inc. Patents

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ADDENDUM B

NON-DISCLOSURE AGREEMENT

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